Exhibit 99.2

EQT MIDSTREAM PARTNERS, LP

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	2

Unaudited Pro Forma Statement of Consolidated Operations for the year ended December 31, 2014	4

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2014	5

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	6

EQT MIDSTREAM PARTNERS, LP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma condensed consolidated financial statements of EQT Midstream Partners, LP (Partnership) as of and for the year ended December 31, 2014 are derived from the historical audited statements of the Partnership and the Northern West Virginia Marcellus Gathering System (NWV Gathering).

On March 10, 2015, the Partnership, EQT Midstream Services, LLC (the general partner of the Partnership), and EQM Gathering Opco, LLC (EQM Gathering, a subsidiary of the Partnership) (collectively the EQM Entities), entered into a contribution and sale agreement with EQT Gathering, LLC (EQT Gathering), EQT Energy, LLC and EQT Energy Supply Holdings, LP, each an indirect wholly owned subsidiary of EQT Corporation (EQT) and EQT (collectively the EQT Entities), pursuant to which the EQT Entities will contribute to the EQM Entities certain assets constituting NWG Gathering (the Acquisition).  At the closing of the Acquisition, the Partnership will pay total consideration of approximately $925 million, consisting of approximately $873 million in cash and $52 million in common and general partner units of the Partnership subject to the terms of, and upon the satisfaction of certain conditions set forth in, the contribution and sale agreement.

The Partnership and NWV Gathering are controlled by a common parent entity, EQT; therefore, the contribution of NWV Gathering to the Partnership is a transaction between entities under common control.  As a result, NWV Gathering’s assets and liabilities will be recorded by the Partnership at their historical cost, with the difference between this historical cost and the acquisition proceeds being recorded as an adjustment to partners’ capital.

The unaudited pro forma statement of consolidated operations for the year ended December 31, 2014, and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2014, are based upon the historical consolidated financial statements of the Partnership, as presented in the Partnership’s Form 10-K for the year ended December 31, 2014, and the historical financial statements of NWV Gathering, as presented in Exhibit 99.1 of this Current Report on Form 8-K. The unaudited pro forma statement of consolidated operations for year ended December 31, 2014 has been prepared as if the NWV Gathering acquisition occurred on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the NWV Gathering acquisition occurred on December 31, 2014. The unaudited pro forma condensed consolidated financial statements have been prepared based on the assumption that the Partnership will continue to be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal and state income taxes. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical audited financial statements and related notes.

The Partnership expects to finance the Acquisition by issuing common units representing limited partner interests in the Partnership and borrowing under the Partnership’s revolving credit facility. The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following:

•                  the issuance of 8,250,000 common units in this offering for net proceeds of approximately $635 million in cash;

•                  the borrowing of approximately $238 million under the Partnership’s revolving credit facility; and

•                  EQT’s contributions of the NWV Gathering assets to the Partnership in exchange for $873 million in cash, consisting of the net proceeds of this offering and borrowings under the revolving credit facility, and the issuance to EQT of 480,627 common units for approximately $38 million, and the issuance of 178,176 general partner units for approximately $14 million.

The adjustments to the historical audited financial statements are based on currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of the events that are directly attributable to the transactions and reflect those items expected to have a continuing impact on the Partnership.

The unaudited pro forma condensed consolidated financial statements of the Partnership have been derived from the historical financial statements of the Partnership and NWV Gathering and are qualified in their entirety by reference to such historical financial statements and the related notes contained therein. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had acquired NWV Gathering on the dates indicated or which will be obtained in the future.

EQT MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

YEAR ENDED DECEMBER 31, 2014

	EQT Midstream Partners, LP	Northern West Virginia Marcellus Gathering System	Pro Forma Adjustments		EQT Midstream Partners, LP Pro Forma
	(Thousands, except per unit amounts)

Operating revenues	$392,959	$83,588	$		$476,547
Operating expenses:
Operating and maintenance	45,434	9,842	—		55,276
Selling, general and administrative	37,190	11,315	—		48,505
Depreciation and amortization	36,599	9,455	—		46,054
Total operating expenses	119,223	30,612	—		149,835
Operating income	273,736	52,976	—		326,712
Other income	2,349	—	—		2,349
Interest expense	30,856	—	3,980	(f)	34,836
Income before income taxes	245,229	52,976	(3,980)		294,225
Income tax expense	12,456	19,249	(19,249	)(a)	12,456
Net income	$232,773	$33,727	$15,269		$281,769
Net income attributable to predecessor operations	(20,151)				(20,151)
General partner interest in net income	(15,705)				(16,685)
Limited partner interest in net income	$196,917				$244,933
Net income per limited partner unit — basic	$3.53				$3.80
Net income per limited partner unit — diluted	$3.52				$3.79
Weighted-average limited partner units outstanding - basic	55,745		8,250	(b)	64,476
			481	(g)
Weighted-average limited partner units outstanding - diluted	55,883		8,250	(b)	64,614
			481	(g)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2014

	EQT Midstream Partners, LP	Northern West Virginia Marcellus Gathering System	Pro Forma Adjustments		EQT Midstream Partners, LP Pro Forma
	(Thousands)
ASSETS
Cash and cash equivalents	$126,175	$—	$657,442	(b)	$126,175
			(21,367	)(c)
			(1,200	)(d)
			238,308	(e)
			(873,183	)(g)
Accounts receivable, net	16,492	—	—		16,492
Accounts receivable — affiliate	37,435	17,633	—		55,068
Other current assets	870	840	(840	)(a)	870
Net property plant & equipment	1,222,961	382,356	—		1,605,317
Other assets	18,057	—	—		18,057
TOTAL ASSETS	$1,421,990	$400,829	$(840)		$1,821,979

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable	$36,973	$6,812	$—		$43,785
Due to related party	33,013	180	—		33,193
Accrued liabilities	9,055	—	—		9,055
Taxes payable	—	149	(149	)(a)	—
Accrued interest	8,338	—	—		8,338
Short-term loans	—	—	238,308	(e)	238,308
Long-term debt	492,633	—	—		492,633
Lease obligation — long term	143,828	—	—		143,828
Deferred income taxes	—	78,583	(78,583	)(a)	—
Other long-term liabilities	7,111	—	—		7,111

Limited partner interest	718,536	—	657,442	(b)	891,568
			(21,367	)(c)
			(1,200	)(d)
			38,301	(g)
			(500,144	)(g)
General partner interest	(27,497)	—	14,199	(g)	(45,840)
			(32,542	)(g)
Parent net equity	—	315,105	77,892	(a)	—
			(392,997	)(g)
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,421,990	$400,829	$(840)		$1,821,979

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.              Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of EQT Midstream Partners and the historical financial statements of NWV Gathering. The pro forma adjustments have been prepared as if the Acquisition and certain related transactions occurred on January 1, 2014 in the case of the unaudited pro forma statement of consolidated operations for the year ended December 31, 2014 and December 31, 2014 in the case of the unaudited pro forma condensed consolidated balance sheet. The contribution of NWV Gathering to the Partnership was recorded at EQT’s historical cost as these transactions are between entities under common control.

The Partnership issued 17,339,718 subordinated units in connection with its initial public offering, all of which were owned by EQT as of December 31, 2014.  On February 17, 2015 pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of the Partnership, the subordinated units acquired by EQT in the Partnership’s initial public offering converted into common units of the Partnership on a one-for-one basis for no additional consideration, resulting in the acquisition of 17,339,718 common units of the Partnership by EQT.  As a result, the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 presents the limited partners’ capital on a combined basis including both the common units and the subordinated units as of December 31, 2014 as limited partner interest.

2.              Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

(a)         The elimination of the impact of federal and state income taxes of NWV Gathering as the Partnership is a non-taxable entity. At December 31, 2014, the required adjustments to the condensed consolidated balance sheet are: a $0.1 million adjustment to eliminate the income tax payable and a net $77.7 million adjustment to eliminate the net deferred income tax liabilities with a corresponding settlement in equity. Income tax expense of $19.2 million was eliminated for the year ended December 31, 2014.

(b)         The gross proceeds of approximately $657 million from the issuance and sale of 8,250,000 common units at an assumed offering price of $79.69 per unit.  The assumed offering price is the closing price of our units on March 9, 2014.  The actual common unit price, offering costs and underwriting discounts may be different than our assumptions.  If the underwriters were to exercise their option to purchase additional common units in full, the additional gross proceeds to the Partnership would be approximately $99 million.

(c)          The payment of estimated underwriting discounts and commissions.

(d)         The payment of estimated offering expenses.

(e)          The borrowing of approximately $238 million under the Partnership’s revolving credit facility to fund a portion of the purchase price of the acquisition.

(f)           The interest expense on approximately $238 million in borrowings under the revolving credit facility as though the borrowing occurred on January 1, 2014. Interest is calculated at an estimated annual interest rate of 1.67%. A one-eighth percentage point change in the interest rate would change pro forma interest expense by approximately $0.3 million for the year ended December 31, 2014.

(g)          The aggregate base consideration to EQT is as follows (amounts in millions):

Cash consideration	$873
Issuance of common units (1)	38
Issuance of general partner units (2)	14
Total base consideration	$925

The pro forma elimination/transaction adjustments associated with the aggregate consideration are (amounts in millions):

Pro forma historical net equity of NWV Gathering (3)	$393
Adjustments for purchase of assets under common control:
Limited partner (4)	$500
General partner (4)	$32
Total	$925

(1)         The issuance of 480,627 common units to EQT at the assumed offering price of $79.69 per unit.

(2)         The issuance of 178,176 general partner units to EQT at the assumed offering price of $79.69 per unit to maintain the general partner’s 2% ownership interest.

(3)         Represents the historical net equity of NWV Gathering after elimination of net current and deferred income taxes described in (a) above.

(4)         Under common control accounting, the excess of consideration paid over the historical net book value of assets acquired and liabilities assumed is recorded as a decrease to partners’ capital.

3.              Pro Forma Net Income per Limited Partner Unit

The Partnership’s net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. The Partnership’s net income is allocated to the general partner and limited partner in accordance with their respective ownership percentages, and when applicable giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the Partnership’s partnership agreement) for the period.

Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated in accordance with the net income and loss allocation provisions of the partnership agreement to the limited partner interest, after deducting the general partner’s interest of 2% in the pro forma net income and giving effect to incentive distributions allocable to the general partner, by the number of common units expected to be outstanding at the closing of the transactions described above in Note 2, assuming the common units issued in connection with those transactions were outstanding since January 1, 2014.

Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of limited partner units. The pro forma net income per limited partner unit calculations includes incentive distributions to the general partner in the amount $11.5 million for the year ended December 31, 2014.